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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
York International Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 of York International Corporation of our reports dated February 17, 2000, relating to the consolidated balance sheets of York International Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, cash flows and stockholders' equity and the related schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of York International Corporation.



KPMG LLP

Harrisburg, Pennsylvania
June 13, 2000



38140-s1